MetLife Investors Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

                                                               November 9, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  MetLife Investors Insurance Company
     MetLife Investors Variable Life Account Five
     Registration Statement on Form S-6 (File Nos. 333-[  ]/ 811-08433)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the registrant, MetLife Investors Variable Life Account Five, hereby requests that the effective date of the above-referenced registration statement filed on Form S-6 be accelerated and declared effective on November 9, 2006.

MetLife Investors Variable Life Account Five
By: MetLife Investors Insurance Company

By: /s/ Richard C. Pearson
    ------------------------
    Richard C. Pearson, Esq.
    General Counsel

Metlife Investors Distribution Company
(Principal Underwriter)

By: /s/ Richard C. Pearson, Esq.
    ----------------------------
    Richard C. Pearson
    General Counsel